Exhibit 99.1
The Wilber Corporation Announces
Second Quarter 2007 Earnings and Quarterly Dividend
FOR IMMEDIATE RELEASE

DATE:	July 27, 2007
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York,July 27, 2007 – The Wilber Corporation, parent Company of Wilber National Bank and Provantage Funding Corporation, today reported net income of $2.407 million and earnings per share of $0.23 for the three-month period ended June 30, 2007.  By comparison, the Company's net income and earnings per share for the three-month period ended June 30, 2006 were $1.354 million and $0.12, respectively.  This represents a 77.8% increase in net income and a 91.7% increase in earnings per share.  The Company's return on average assets and return on average equity for the second quarter of 2007 were 1.26% and 14.92%, respectively, as compared to 0.73% and 8.37% for the same period in 2006.  Although results related to normal operations improved modestly due to non-interest income, the significant increase in the Company’s operating results was due principally to two discreet events.

In May 2007, Steven A. Milavec, the Company’s Senior Vice President of Information Technology and Customer Support, passed away unexpectedly.  As a result of the subsequent claims on several bank-owned life insurance policies covering Mr. Milavec, the Company recorded a $615 thousand gain (non-taxable) on insurance proceeds during the second quarter of 2007.

Douglas C. Gulotty, the Company's President and CEO, remarked, “The Company will be forever grateful for Mr. Milavec’s contributions as Chief Technology Officer and his significant influence on the Bank and its employees.  We will truly miss Steve, his commitment to our Company, and his positive effect on our lives.”

During the second quarter of 2007, the Company recorded in non-interest income $200 thousand in flood recovery grants.  These awards were provided by various New York State agencies and stemmed from the devastating June 2006 floods that caused extensive damage to the Bank’s Sidney, New York and Walton, New York branch buildings and related contents.  Due to the floods, the Company recorded a $320 thousand loss on disposal/impairment of fixed assets during the second quarter of 2006.  The recording of the above mentioned $200 thousand flood recovery grant proceeds in the second quarter of 2007 coupled with the $320 thousand loss on disposal/impairment of fixed assets in the second quarter of 2006 caused an improvement in income before tax totaling $520 thousand between the comparable three-month periods ended June 30, 2007 and 2006.  Mr. Gulotty commented, “I was pleased with the initiative undertaken by our management team to aggressively pursue these grants and help defray some of the costs related to this unfortunate event.  We also recorded an additional $45 thousand of flood-related grants in previous periods.”

Operating results also improved for the six-month period ended June 30, 2007 as compared to the six-month period ended June 30, 2006. The Company earned $4.356 million or $0.41 per share during the first six months of 2007, as compared to $3.307 million or $0.30 per share for the six-month period ended June 30, 2006. This represents a $1.049 million or 31.7% increase in net income and a $0.11 per share or 36.7% increase in earnings per share.

The operating results for the six-month period ended June 30, 2007 were also positively impacted, as compared to the six-month period ended June 30, 2007, by an additional discreet event. During the first quarter of 2007 the Company recognized a deferred gain on the sale of our Norwich Town branch office building (and other equipment) to the landowner and recorded a $352 thousand gain on the sale.

Net interest income was $6.077 million during the three months ended June 30, 2007, as compared to $6.258 million for the three months ended June 30, 2006, a $181 thousand or 2.9% decrease. The persistence of a flat to inverted yield curve and depositors opting to transfer funds from lower cost savings and NOW accounts to higher cost money market accounts and certificates of deposit were the primary contributing factors to this decline. As a result, the tax equivalent net interest margin for the three months ended June 30, 2007 was 3.63%, as compared to 3.84% for the three months ended June 30, 2006, a 21 basis point decrease.  Net interest income for the six months ended June 30, 2007 was $12.141 million, as compared to $12.508 for the comparable period last year, a $367 thousand or 2.9% decrease.

Average loans for the first six months of 2007 were $414 million which represents a 3.3% increase over the comparable period last year. Mr. Gulotty noted, “This is solid performance and in line with our strategic plan. I look forward to seeing our loan growth potential realized in our Provantage Funding Corporation acquisition as well as our penetration into the Syracuse, Clifton Park and Kingston markets for commercial and consumer loans.  Profitable loan growth remains a focal point for our management team.”

In related news, the Company declared a quarterly dividend of $0.095 per share at its July 20, 2007 meeting. The dividend will be paid on August 24, 2007 to shareholders of record on August 10, 2007.

The Wilber Corporation is a single bank holding Company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. The Wilber Corporation is the parent of Wilber National Bank and Provantage Funding Corporation. The Wilber Corporation’s common stock trades under the symbol “GIW” on the American Stock Exchange.

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 21 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Counties and two loan production offices located in Syracuse, New York and Clifton Park, New York. The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending, and, to a lesser extent, agricultural lending. The Bank provides personal trust, agency, estate administration, and retirement planning services for individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through a third party broker-dealer firm and a full line of life, health, and property and casualty insurance products through its insurance agency subsidiary, Mang–Wilber LLC. The Bank currently has 262 full time equivalent employees. Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

Provantage Funding Corporation is a licensed NYS mortgage banker headquartered in Clifton Park, New York. Provantage offers a large variety of residential mortgage products that fit the needs of most consumers.  It is also a HUD endorsed lender, providing government FHA loans. Provantage Funding Corporation covers the entire Capital District with five licensed branch offices located within Saratoga, Schenectady, and Albany counties. Additional information about Provantage can be found at its website:  www.ProvantageFunding.com.

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NOTE:  This release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited	As of and for the three		As of and for the six
	months ended June 30,		months ended June 30,
Condensed Income Statement	2007	2006	2007	2006(3)
Net interest income	$6,077	$6,258	$12,141	$12,508
Provision for loan losses	240	420	500	840
Net interest income after provision for loan losses	5,837	5,838	11,641	11,668
Noninterest income	2,346	1,351	4,103	3,001
Noninterest expense	5,221	5,494	10,185	10,345
Income before taxes	2,962	1,695	5,559	4,324
Income taxes	555	341	1,203	1,017
Net income	$2,407	$1,354	$4,356	$3,307

Share and Per Share Data
Average common shares outstanding (in thousands)	10,569	10,967	10,569	11,056
Period-end common shares outstanding (in thousands)	10,569	10,589	10,569	10,589

Net income per share	$0.23	$0.12	$0.41	$0.30

Cash dividends declared	$0.095	$0.095	$0.19	$0.19

Book value per common share	$6.14	$5.65	$6.14	$5.65

Period-end Balances
Total Assets	$767,331	$757,223	$767,331	$757,223
Earning Assets	720,451	706,429	720,451	706,429
Loans, gross	429,217	402,498	429,217	402,498
Allowance for loan losses	6,830	6,241	6,830	6,241
Deposits	634,637	630,387	634,637	630,387
Shareholders’ equity	64,892	59,842	64,892	59,842

Average Balances
Total Assets	$769,262	$745,570	$763,871	$749,015
Earning Assets	728,139	703,296	723,424	706,846
Loans, gross	419,283	399,223	413,668	400,479
Allowance for loan losses	6,715	6,099	6,723	6,267
Deposits	639,881	613,134	635,508	608,775
Shareholders’ equity	64,728	64,918	63,805	66,283

Key Ratios
Earnings:
Return on average assets	1.26%	0.73%	1.15%	0.89%
Return on average equity	14.92%	8.37%	13.77%	10.06%
Net interest margin (tax-equivalent)	3.63%	3.84%	3.66%	3.83%
Efficiency ratio (1)	58.52%	67.44%	58.92%	63.40%

Asset Quality
Net loan charge-offs to average loans, annualized	0.12%	0.16%	0.17%	0.62%
Allowance for loan losses to period-end loans	1.59%	1.55%	1.59%	1.55%
Allowance for loan losses to non-performing loans (2)	131%	313%	131%	313%
Non-performing loans to period-end loans	1.21%	0.50%	1.21%	0.50%
Non-performing assets to period-end loans and other real estate	1.28%	0.50%	1.28%	0.50%

Common Stock Data
The Company’s common stock ($0.01 par value per share) trades on	2007	High Trade	Low Trade	Dividend
the American Stock Exchange (Amex®) under the symbol GIW.	1st Quarter	$10.29	$9.17	$0.095
	2nd Quarter	$9.89	$8.85	$0.095

	2006	High Trade	Low Trade	Dividend
	4th Quarter	$10.25	$9.51	$0.095
	3rd Quarter	$10.50	$9.85	$0.095
	2nd Quarter	$11.35	$10.20	$0.095
	1st Quarter	$10.85	$9.90	$0.095

(1)
Calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.

(2)	Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.